Exhibit 8

Execution Version
COMPANY STOCKHOLDER SUPPORT AGREEMENT
This Company Stockholder Support Agreement (this “Agreement”) is made and entered into as of April 17, 2022, by and among Flexible Solutions International, Inc., an Alberta, Canada corporation (“FSI”), and the undersigned stockholders (each, a “Stockholder” and, collectively, the “Stockholders”) of Lygos, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).
RECITALS
WHEREAS, concurrently with the execution of this Agreement, FSI, FSI Merger Sub I, Inc., a Delaware corporation and wholly-owned Subsidiary of FSI (“Merger Sub I”), FSI Merger Sub II, Inc., a Delaware limited liability company and wholly-owned Subsidiary of FSI (“Merger Sub II” and, together with Merger Sub I, the “Merger Subs”), and the Company, entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), pursuant to which, among other things, upon the terms and subject to the conditions of the Merger Agreement, (a) Merger Sub I will merge with and into the Company (the “First Merger”), with the Company surviving the First Merger as a direct, wholly owned subsidiary of FSI; and (b) thereafter as part of the same overall transaction, the Company will merge with and into Merger Sub II (the “Second Merger” and, together with the First Merger, the “Mergers”), with Merger Sub II being the surviving entity of the Second Merger;
WHEREAS, each Stockholder agrees to enter into this Agreement with respect to all Company Securities (as defined below) that such Stockholder now or hereafter owns, beneficially (as defined in Rule 13d-3 under the Exchange Act) or of record;
WHEREAS, each Stockholder is the beneficial and/or record owner of, and has the sole right to vote or direct the voting of, such number of shares of Company Securities (as defined below) as are set forth on Schedule A attached hereto opposite the name of such Stockholder;
WHEREAS, each of FSI and each Stockholder has determined that it is in its best interests to enter into this Agreement;
WHEREAS, each Stockholder understands and acknowledges that FSI is entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement; and
WHEREAS, following the date hereof, FSI intends to file with the SEC a registration statement on Form S-4 in connection with the matters set forth in Section 5.1 of the Merger Agreement (the “Registration Statement”).
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Definitions. When used in this Agreement, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Section 1 or elsewhere in this Agreement.
“Affiliate” of a specified person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person (provided that if a Stockholder is a venture capital, private equity, growth equity, angel fund or similar funding vehicle, no portfolio company of such Stockholder will be deemed an Affiliate of such Stockholder, and the Company shall not be deemed to be an Affiliate of any Stockholder for purposes of this Agreement).
“Company Securities” means, collectively, any Company Common Stock, Company Preferred Stock, Company Options, any securities convertible into or exchangeable for any of the foregoing, and any interest in or right to acquire any of the foregoing, whether now owned or hereafter acquired by any Stockholder hereto.
“Expiration Time” shall mean the earlier to occur of (a) the Effective Time, (b) such date as the Merger Agreement shall be validly terminated in accordance with Section 9 thereof and (c) with respect to each Stockholder and FSI, the effective date of a written agreement between FSI and such Stockholder terminating this Agreement.
“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.
“Transfer” shall mean any direct or indirect sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer, or entry into any agreement with respect to any sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer, excluding entry into this Agreement and the Merger Agreement and the consummation of the transactions contemplated hereby and thereby.
2. Agreement to Retain the Company Securities.
2.1 No Transfer of Company Securities. Until the Expiration Time, each Stockholder agrees not to, other than as expressly required by the Merger Agreement, (a) Transfer any Company Securities or (b) deposit any Company Securities into a voting trust or enter into a voting agreement or any similar agreement, arrangement or understanding with respect to Company Securities or grant any proxy (except as otherwise provided herein), consent or power of attorney with respect thereto (other than pursuant to this Agreement) (it being understood that the fact that certain Company Securities already may be subject to the Company’s Amended and Restated Voting Agreement or any similar agreement shall not be deemed a violation of this Section 2.1 or Section 3.1 below); provided, that any Stockholder may Transfer any such Company Securities to any Affiliate of such Stockholder or to another stockholder of the Company that is a party to this Agreement and bound by the terms and obligations hereof, or if such Stockholder is a natural person, to immediate family or a trust for the benefit of immediate family for estate planning purposes, if, and only if, the transferee of such Company Securities evidences in a writing reasonably satisfactory to FSI such transferee’s agreement to be bound by and subject to the terms and provisions hereof to the same effect as such Stockholder.

2.2 Additional Company Securities. Until the Expiration Time, each Stockholder agrees that any Company Securities that such Stockholder purchases or otherwise hereinafter acquires or with respect to which such Stockholder otherwise acquires sole or shared voting power after the execution of this Agreement and prior to the Expiration Time shall be subject to the terms and conditions of this Agreement to the same extent as if they were owned by such Stockholder as of the date hereof.
2.3 Unpermitted Transfers. Any Transfer or attempted Transfer of any Company Securities in violation of this Section 2 shall, to the fullest extent permitted by applicable Law, be null and void ab initio.
3. Agreement to Consent and Approve.
3.1 Hereafter until the Expiration Time, each Stockholder agrees that, within forty-eight (48) hours of being notified by the Company that the Registration Statement has been declared effective by the SEC, and except as otherwise agreed in writing with FSI, such Stockholder shall execute and deliver a written consent substantially in the form attached as Exhibit H to the Merger Agreement (the “Stockholder Written Consent”), which consent shall adopt and approve the Merger Agreement, the Mergers and the other Contemplated Transactions. Following such execution and delivery, each Stockholder hereby agrees that it will not revoke, withdraw or repudiate the Stockholder Written Consent. The Stockholder Written Consent shall be coupled with an interest and, prior to the Expiration Time, shall be irrevocable.
3.2 Hereafter until the Expiration Time, and subject to Section 2 hereof, no Stockholder shall enter into any tender or voting agreement, or any similar agreement, arrangement or understanding, or grant a proxy or power of attorney, with respect to the Company Securities that is inconsistent with this Agreement or otherwise take any other action with respect to the Company Securities that would prevent, materially restrict, materially limit or materially interfere with the performance of such Stockholder’s obligations hereunder or the consummation of the transactions contemplated hereby.
3.3 Hereafter until the Expiration Time, at any meeting of the stockholders of the Company, or at any postponement or adjournment thereof, called to seek the affirmative vote of the holders of the outstanding shares of Company Securities to adopt the Merger Agreement, or approve the Mergers and the other Contemplated Transactions, or in any other circumstances upon which a vote, consent or other approval (including the Stockholder Written Consent) with respect to the Merger Agreement, the Mergers or the other Contemplated Transactions is sought, each Stockholder shall vote (or cause to be voted) all shares of Company Securities currently or hereinafter owned by such Stockholder in favor of the foregoing.
3.4 Hereafter until the Expiration Time, at any meeting of the stockholders of the Company or at any postponement or adjournment thereof or in any other circumstances upon which a Stockholder’s vote, consent or other approval (including by written consent) is sought, such Stockholder shall vote (or cause to be voted) all Company Securities (to the extent such Company Securities are then entitled to vote thereon), currently or hereinafter owned by such Stockholder against and withhold consent with respect to any Alternative Transaction. No Stockholder shall commit or agree to take any action inconsistent with the foregoing that would be effective prior to the Expiration Time. Hereafter until the Expiration Time, in connection with any document or other instrument pursuant to which each Stockholder is asked to approve or consent to the Contemplated Transactions, each Stockholder shall execute such document or other instrument and otherwise take such other steps as are necessary to effect the Contemplated Transactions.

4. Additional Agreements.
4.1 Litigation. Each Stockholder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against FSI, Merger Sub I, Merger Sub II, the Company or any of their respective successors, directors or officers (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement or (b) alleging a breach of any fiduciary duty of any Person in connection with the evaluation, negotiation or entry into this Agreement or the Merger Agreement.
4.2 Waiver of Certain Rights. Each Stockholder hereby waives any requirement for notice with respect to the Contemplated Transactions under any agreements with the Company.
4.3 Confidentiality.  Until the Expiration Time, each Stockholder will and will cause its Affiliates to keep confidential and not disclose any non-public information relating to FSI or the Company or any of their respective subsidiaries, including the existence or terms of, or transactions contemplated by, this Agreement, the Merger Agreement or the other documents related to the Contemplated Transactions, except to the extent that such information (i) was, is or becomes generally available to the public after the date hereof (including by virtue of any public filings to be made by any parties to the Merger Agreement as are required by the federal securities law in connection with the Registration Statement or a Current Report on Form 8-K), other than as a result of a disclosure by such Stockholder in breach of this Section 4.3, (ii) is, was or becomes available to such Stockholder on a non-confidential basis from a source other than FSI or the Company; provided that, to the knowledge of such Stockholder, such information is not subject to a legal, fiduciary or contractual obligation of confidentiality or secrecy to FSI or the Company, or (iii) is or was independently developed by such Stockholder after the date hereof without use of, or reference to any non-public information of FSI or the Company. Notwithstanding the foregoing, such information may be disclosed to the extent required to be disclosed in a judicial or administrative proceeding, or otherwise required to be disclosed by applicable Law (including complying with any oral or written questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process to which such disclosing party is subject), provided that such Stockholder gives FSI or the Company, as applicable, prompt notice of such request(s) or requirement(s), to the extent practicable (and not prohibited by Law), so that the FSI or the Company may seek, at its own expense, an appropriate protective order or similar relief (and such Stockholder shall reasonably cooperate with such efforts, it being understood that such obligation to reasonably cooperate does not require a Stockholder to itself commence litigation regarding such protective order or similar relief). In addition, and notwithstanding the foregoing, such Stockholder, if not a natural person, and its controlled Affiliates may include such confidential, non-public or proprietary information and materials in ordinary course communications to existing equityholders, including general and limited partners and members, directors (or equivalent) and investors of such Stockholder, in each case, in connection with fund raising, marketing information or reporting activities of the kind customarily provided with respect to investment activity, but in each case such Stockholder shall ensure that each recipient of such information affords to such information the same confidential treatment that such Stockholder affords to its own confidential and proprietary information (and such Stockholder shall be responsible for any breach of this Section 4.3 by such recipient).
5. Representations and Warranties of the Stockholders. Each Stockholder hereby represents and warrants, severally and not jointly, to FSI as follows:
5.1 Due Authority. Such Stockholder has the full power and authority to execute and deliver this Agreement and perform its obligations hereunder. If such Stockholder is an individual, the signature to this agreement is genuine and such Stockholder has legal competence and capacity to execute the same. This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming due execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as limited by applicable remedies exceptions.
5.2 Ownership of the Company Securities. As of the date hereof, such Stockholder is the owner of the Company Securities set forth opposite such Stockholder’s name on Schedule A, free and clear of any and all Liens, options, rights of first refusal and limitations on such Stockholder’s voting rights, other than transfer restrictions under applicable securities laws or the certificate of incorporation or bylaws or any equivalent organizational documents of the Company, as applicable, or any restrictions set forth in the Company’s Amended and Restated Voting Agreement any similar agreement. Except for any restrictions set forth in Company’s Amended and Restated Voting Agreement any similar agreement, such Stockholder has sole voting power (including the right to control such vote as contemplated herein), power of disposition and power to issue instructions with respect to all Company Securities currently owned by such Stockholder, and the power to agree to all of the matters applicable to such Stockholder set forth in this Agreement. As of the date hereof, such Stockholder does not own any Company Securities other than the Company Securities set forth opposite such Stockholder’s name on Schedule A. As of the date hereof, such Stockholder does not own any rights to purchase or acquire any Company Securities, except for any Company Options or convertible securities set forth opposite such Stockholder’s name on Schedule A.

5.3 No Conflict; Consents.
(a)
The execution and delivery of this Agreement by such Stockholder does not, and the performance by such Stockholder of the obligations under this Agreement and the compliance by such Stockholder with any provisions hereof do not and will not: (i) conflict with or violate any Law applicable to such Stockholder, (ii) if such Stockholder is an entity, conflict with or violate the certificate of incorporation or bylaws or any equivalent organizational documents of the Company or such Stockholder, or (iii) result in any breach of, or constitute a default (or an event, which with notice or lapse of time or both, would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Company Securities owned by such Stockholder pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Stockholder is a party or by which such Stockholder is bound, except, in the case of clauses (i) and (iii), as would not reasonably be expected, individually or in the aggregate, to materially impair the ability of such Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(b)
The execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement by such Stockholder will not, require any consent, approval, authorization or permit of, or filing or notification to, or expiration of any waiting period by any Governmental Authority or any other Person with respect to such Stockholder, other than those set forth as conditions to Closing in the Merger Agreement and other than those pursuant to, in compliance with or required to be made under the Exchange Act.

5.4 Absence of Litigation. As of the date hereof, there is no Legal Proceeding pending against, or, to the knowledge of such Stockholder after reasonable inquiry, threatened against such Stockholder that would reasonably be expected to materially impair the ability of such Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby.
5.5 Absence of Other Voting Agreement. Such Stockholder has not: (i) entered into any voting agreement, voting trust or any similar agreement, arrangement or understanding, with respect to any Company Securities owned by such Stockholder (other than as contemplated by this Agreement and the Company’s Amended and Restated Voting Agreement any similar agreement), (ii) granted any proxy, consent or power of attorney with respect to any Company Securities owned by such Stockholder (other than as contemplated by this Agreement and the Company’s Amended and Restated Voting Agreement or any similar agreement) or (iii) entered into any agreement, arrangement or understanding that would prohibit or prevent it from satisfying or would materially interfere with, or is otherwise materially inconsistent with, its obligations pursuant to this Agreement.
6. Fiduciary Duties. The covenants and agreements set forth herein shall not prevent any designee of any Stockholder from serving on the board of directors of the Company or from taking any action, subject to the provisions of the Merger Agreement, while acting in such designee’s capacity as a director or officer of the Company. Each Stockholder is entering into this Agreement solely in its capacity as the owner of such Stockholder’s Company Securities.  Notwithstanding anything in this Agreement to the contrary, (i) no Stockholder shall be responsible for the actions of the Company or the board of directors of the Company (or any committee thereof), any subsidiary of the Company, or any officers (in their capacity as such), directors (in their capacity as such), employees (in their capacity as such) and professional advisors of any of the foregoing (collectively, the “Company Related Parties”), (ii) such Stockholder makes no representations or warranties with respect to the actions of any of the Company Related Parties, and (iii) any breach by the Company of its obligations under the Merger Agreement shall not be considered a breach of this Agreement (it being understood that, for the avoidance of doubt, such Stockholder or his, her or its representatives (other than any such representative that is a Company Related Party) shall remain responsible for any breach by such Stockholder or his, her or its representatives of this Agreement).

7. Termination. This Agreement shall terminate and be of no further force or effect at the Expiration Time. Notwithstanding the foregoing sentence, this Section 7 and Section 10 shall survive any termination of this Agreement. Upon termination of this Agreement, none of the parties hereto shall have any further obligations or liabilities under this Agreement; provided, that nothing in this Section 7 shall relieve any party hereto of liability for any willful material breach of this Agreement prior to its termination.
8. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in FSI any direct or indirect ownership or incidence of ownership of or with respect to any Stockholder’s Company Securities. All rights, ownership and economic benefits of and relating to each Stockholder’s Company Securities shall remain fully vested in and belong to such Stockholder, and FSI shall have no authority to direct any Stockholder in the voting or disposition of any of Company Securities except as otherwise provided herein.
9. Exclusivity.
9.1 From the date of this Agreement and ending on the Expiration Time, no Stockholder shall, and each Stockholder shall cause its Affiliates and Representatives not to, directly or indirectly, (1) enter into, solicit, initiate, knowingly facilitate, knowingly encourage or continue any discussions or negotiations with, or knowingly encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning an Alternative Transaction, (2) amend or grant any waiver or release under any standstill or similar agreement to which such Stockholder is a party with respect to any class of equity securities of the Company or any of the Company Subsidiaries, (3) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Alternative Transaction, (4) approve, endorse, recommend, execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Alternative Transaction or any proposal or offer that could reasonably be expected to lead to an Alternative Transaction, (5) commence, continue or renew any due diligence investigation regarding any Alternative Transaction, or (6) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Affiliates or Representatives acting on its behalf to take any such action. Each Stockholder shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Alternative Transaction. Each Stockholder also agrees that it will promptly request each person (other than the parties hereto and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement to which such Stockholder is a party in connection with its consideration of an Alternative Transaction to return or destroy all confidential information furnished to such person by or on behalf of it pursuant to such agreement prior to the date hereof.
9.2 From the date of this Agreement and ending on the Expiration Time, each Stockholder shall notify FSI promptly (but in no event later than twenty-four (24) hours) after receipt by such Stockholder or any of its Representatives of any inquiry or proposal with respect to an Alternative Transaction, any inquiry that would reasonably be expected to lead to an Alternative Transaction or any request for non-public information relating to the Company or any of the Company Subsidiaries or for access to the business, properties, assets, personnel, books or records of the Company or any of the Company Subsidiaries by any third party, in each case, that is related to an inquiry or proposal with respect to an Alternative Transaction. In such notice, such Stockholder shall, to the extent not prohibited by the terms of any confidentiality obligations existing as of the date hereof, identify the third party making any such inquiry, proposal, indication or request with respect to an Alternative Transaction and shall provide the details of the material terms and conditions of any such inquiry, proposal, indication or request. Each Stockholder shall keep FSI informed, on a reasonably current and prompt basis, of the status and material terms of any such inquiry, proposal, indication or request with respect to an Alternative Transaction, including the material terms and conditions thereof any material amendments or proposed amendments.
9.3 If any Stockholder or any of its Representatives receives any inquiry or proposal with respect to an Alternative Transaction at any time prior to the Expiration Time, then such Stockholder shall promptly (and in no event later than twenty-four (24) hours after the Company becomes aware of such inquiry or proposal) notify such person in writing that such Stockholder is subject to an exclusivity agreement with respect to the Alternative Transaction that prohibits them from considering such inquiry or proposal. Without limiting the foregoing, the parties agree that any violation of the restrictions set forth in this Section 9 by a Stockholder or its Affiliates or Representatives shall be deemed to be a breach of this Section 9 by such Stockholder.

10. Miscellaneous.
10.1 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions be consummated as originally contemplated to the fullest extent possible.
10.2 Non-survival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Expiration Time. Notwithstanding the foregoing, this Section 10.2 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the Expiration Time.
10.3 Assignment. No party hereto may assign, directly or indirectly, including by operation of Law, either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties hereto, except with respect to a Transfer completed in accordance with Section 2.1. Subject to the first sentence of this Section 10.3, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any assignment in violation of this Section 10.3 shall be void.
10.4 Amendments and Modifications. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.
10.5 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the Court of Chancery of the State of Delaware, County of New Castle, or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at Law or in equity as expressly permitted in this Agreement. Each of the parties hereby further waives (1) any defense in any action for specific performance that a remedy at Law would be adequate and (2) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.
10.6 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.6):
(i) if to FSI, to:
Flexible Solutions International, Inc.
6001 54th Ave.
Taber, Alberta, Canada T1G 1X4
Telephone:  250-413-7025
Attention:  Daniel O’Brien, dan@flexiblesolutions.com

with a copy (which shall not constitute notice) to:
Hart & Hart, LLC
1624 N. Washington St.
Denver, CO 80203
Telephone: 303-839-0061
Email: harttrinen@aol.com
Attention: William T. Hart

(ii) if to a Stockholder, to the address for notice set forth opposite such Stockholder’s name on Schedule A hereto, with a copy (which shall not constitute notice) to:
Lygos, Inc.
1249 Eighth St.
Berkeley, CA 94710
Telephone:  415-294-0069
Attention:  Eric Steen, esteen@lygos.com
and
Orrick, Herrington, & Sutcliffe, LLP
The Orrick Building
405 Howard Street
San Francisco, CA 94105-2669
Telephone:  (415)-773-5700
Attention:  John Bautista, jbautista@orrick.com; Richard Vernon Smith rsmith@orrick.com
10.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such Legal Proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Legal Proceeding arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any Legal Proceeding relating thereto except in the courts described above in Delaware, other than Legal Proceedings in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Legal Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Legal Proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such Legal Proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
10.8 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.8.
10.9 Entire Agreement; Third-Party Beneficiaries. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, and is not intended to confer upon any other Person other than the parties hereto any rights or remedies; provided, however, that the Company is an express third party beneficiary of this Agreement.

10.10 Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
10.11 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
10.12 Legal Representation. Each of the parties hereto agrees that it has been represented by independent counsel of its choice during the negotiation and execution of this Agreement and each party hereto and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party hereto drafting such agreement or document.  Each Stockholder acknowledges that Orrick, Herington & Sutcliffe LLP is acting as counsel to the Company in connection with the Merger Agreement and the Contemplated Transactions, and is not acting as counsel to any Stockholder.
10.13 Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party hereto incurring such expenses.
10.14 Further Assurances. At the request of FSI or the Company, in the case of any Stockholder, or at the request of any Stockholder, in the case of FSI, and without further consideration, each party shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.
10.15 Waiver. No failure or delay on the part of either party to exercise any power, right, privilege or remedy under this Agreement shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Neither party shall be deemed to have waived any claim available to such party arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such waiving party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
10.16 Several Liability.  The liability of any Stockholder hereunder is several (and not joint).  Notwithstanding any other provision of this Agreement, in no event will any Stockholder be liable for any other Stockholder’s breach of such other Stockholder’s representations, warranties, covenants, or agreements contained in this Agreement.
10.17 No Recourse.  Notwithstanding anything to the contrary contained herein or otherwise, but without limiting any provision in the Merger Agreement, this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, may only be made against the entities and Persons that are expressly identified as parties to this Agreement in their capacities as such and no former, current or future stockholders, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or affiliates of any party hereto, or any former, current or future direct or indirect stockholder, equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.
[Signature pages follow.]

In witness whereof, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

FLEXIBLE SOLUTIONS INTERNATIONAL, INC.

By:	/s/ Daniel B. O’Brien
Name:	Daniel B. O’Brien
Title:	Chief Executive Officer

[Signature Page to Company Stockholder Support Agreement]

In witness whereof, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

STOCKHOLDERS:

ERIC STEEN

By:	/s/ Eric Steen

[Signature Page to Company Stockholder Support Agreement]

In witness whereof, the parties hereto have caused this Agreement to be executed as of the date first set forth above.
STOCKHOLDERS:

IA VENTURE STRATEGIES FUND III, LP

By: IA Venture Partners III, LLC
Its: General Partner

By:	/s/ Brad Gillespie
Name:	Brad Gillespie
Title:	General Partner

[Signature Page to Company Stockholder Support Agreement]

In witness whereof, the parties hereto have caused this Agreement to be executed as of the date first set forth above.
STOCKHOLDERS:

LG CHEM FUND I LLC

By: LG Technology Ventures LLC
Its: Manager

By:	/s/ Dong-Su Kim
Name:	Dong-Su Kim
Title:	Chief Executive Officer

[Signature Page to Company Stockholder Support Agreement]

In witness whereof, the parties hereto have caused this Agreement to be executed as of the date first set forth above.
STOCKHOLDERS:

FIRST ROUND CAPITAL V, L.P.

By:	/s/ Jeffrey Donnon
Name:	Jeffrey Donnon
Title:	CFO

[Signature Page to Company Stockholder Support Agreement]

In witness whereof, the parties hereto have caused this Agreement to be executed as of the date first set forth above.
STOCKHOLDERS:

SN ALTERNATIVE INVESTMENTS LIMITED

By:	/s/ Roman Bugaiov
Name:	Roman Bugaiov
Title:	Director

[Signature Page to Company Stockholder Support Agreement]

In witness whereof, the parties hereto have caused this Agreement to be executed as of the date first set forth above.
STOCKHOLDERS:

BRJ INVESTMENTS, LLC

By:	/s/ Bryan R. Johnson
Name:	Bryan R. Johnson
Title:	President

[Signature Page to Company Stockholder Support Agreement]

In witness whereof, the parties hereto have caused this Agreement to be executed as of the date first set forth above.
STOCKHOLDERS:

TG SERIES LLC

By:	/s/ Kal Vepuri
Name:	Kal Vepuri
Title:	CEO

[Signature Page to Company Stockholder Support Agreement]

In witness whereof, the parties hereto have caused this Agreement to be executed as of the date first set forth above.
STOCKHOLDERS:

D.E.B. INVESTMENTS GROUP, LLC

By:	/s/ Richard Quear
Name:	Richard Quear
Title:	General Manager

[Signature Page to Company Stockholder Support Agreement]

Schedule A
Stockholder	Common	Series A-1 Preferred	Series A-2 Preferred	Series A-5 Preferred	Series B-2 Preferred	Series B Preferred	Options Outstanding Under 2010 Equity Incentive Plan	Options Outstanding Under 2021 Equity Incentive Plan
BRJ Investments, LLC			1,364,628	2,183,406		1,883,547
D.E.B. Investments Group LLC		1,805,555	1,618,663			1,620,570
Eric Steen	8,025,222						328,125	1,102,584
First Round Capital V, LP			1,774,017	1,637,554		3,241,140
IA Venture Strategies Fund III, L.P.			4,776,200			4,861,711
LG Chem Fund I LLC					4,668,611
SN Alternative Investments Limited				1,091,703		432,105
TG Series LLC			528,111	1,091,703		432,152

Schedule A